Ackerman Senterfitt ATTORNEYS AT LAW
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October 26, 2006

Colombia Goldfields Ltd #208-8 King Street East
Toronto, Ontario, Canada MSC 1B5

Re: Registration Statement on Form SB-2 Gentlemen:

We are special counsel to Colombia Goldfields Ltd, a Delaware corporation (the "Company"), and our opinion has been requested with respect to an aggregate 25,327,555 shares of the Company's Common Stock (the "Shares"), par value $.00001 per Share, of which an aggregate 11,111,706 Shares are issuable upon exercise of outstanding warrants (the "Warrants"), included in a Registration Statement on Form SB-2 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares are being registered for sale by certain selling shareholders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B, promulgated under the Act.

This opinion has been prepared and it to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, as amended, issued by the Business Law Section of the Florida Bar, 46 The Business Lawyer, No. 4 (the "Report"). The Report in incorporated by reference into this opinion.

In our limited capacity as special counsel to the Company, we have reviewed the Company's Articles of Incorporation and bylaws, a copy of the Registration Statement, as filed with the SEC, and such other documents as we deemed appropriate. We have also assumed, with your permission and without independent investigation or verification, the validity of the Certificate of Merger, filed July 31, 2006 with the Secretary of State of the State of Delaware, and Agreement of Merger (the "Merger"), pursuant to which Colombia Goldfields Ltd., a Nevada corporation, was merged with and into the Company, with the Company being the

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October 26, 2006

surviving entity. We have also assumed, with your permission and without independent investigation or verification, the validity of all requisite corporate action on the part of both entities which are parties to the Merger.

The opinion expressed herein is also subject to the following assumptions, without independent investigation or verification, exceptions, limitations and qualifications:

a.  We have assumed that all representations made to us by or on behalf of the Company are true and correct.

b.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of  the originals of such latter documents and the legal competence of all signatories to such documents.

c.  We have assumed: (i) that any or all of the statements made or certified to us were true and correct when made, have at no time since being made or certified became untrue or incorrect, and remain true and correct on the date hereof; (ii) that the corporate actions of the Company's Board of Directors have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue any portion of the Shares underlying the Warrants; and (iii) that all corporate actions taken pursuant to any vote of the Company's stockholders, were duly taken in accordance with and pursuant to the laws of the State of Delaware.

d.  We have assumed that at the time the Company is or becomes obligated to issue any Shares underlying the Warrants, the Company will have adequate authorized and unissued Shares to fulfill such obligations.

e.  We have assumed that the Shares currently issued and outstanding and included in the Registration Statement and which were outstanding prior to the Merger, were validly issued and were nonassessable under the laws of the State of Nevada. We have also assumed that the Warrants were validly issued, and the Warrants by their terms allow for their assumption by the Company in the Merger.

Based upon and subject to the foregoing, we are of the opinion that the Shares, which are currently issued and outstanding are validly issued, fully paid and nonassessable, and that the Shares underlying the Warrants when issued upon payment therefore in accordance with the terms and conditions of the Warrants will be validly issued fully paid and nonassessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or

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October 26, 2006

effect of any laws or any other jurisdiction, except the securities laws of the United States of America referred to herein, and the general corporation laws of the State of Delaware.

We are opining only as to the matter expressly set forth herein, and no opinion should be inferred as to any other matters, including, without limitation, any other maters relating to the Company or the validity or accuracy of the Registration Statement and/or the information and/or disclosures contained or set forth therein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,